EXHIBIT 10.1
Amendment No. 2 to Employment Agreement
between JGMT, LLC, Jushi Holdings, Inc. and James Cacioppo
This Amendment No. 2 (“Agreement”) is entered into by and between JGMT, LLC (“Company”), Jushi Holdings, Inc. (“Parent”) and James Cacioppo (“Executive”) (collectively the “Parties”).
    WHEREAS, effective January 1, 2022, the Parties entered into an Employment Agreement and as amended on March 14, 2023 (the “Employment Agreement”). Capitalized terms, to the extent not defined herein, shall be as defined in the Employment Agreement;
WHEREAS, the Employment Agreement provides for an annual base salary payable in regular installments and in accordance with the Company’s payroll practices and procedures, which was initially set at the rate of $750,000 and also provides for an annual increase to such base salary in the amount of $100,000 (such base salary, as adjusted, the “Base Salary”), effective on January 1 of each year of Executive’s employment (the “Annual Increase”);
WHEREAS, the Employment Agreement provides that on or before March 15, 2024 Executive is entitled to receive a cash bonus in respect of the 2023 year in an amount not less than $850,000, less applicable withholdings (the “2023 Annual Bonus”);
WHEREAS, on October 27, 2021, as part of a long-term incentive, the Parent issued the Executive an option to purchase three million (3,000,000) subordinate voting shares of Parent (the “Shares”), with an exercise price of $3.91 per Share with a three year vesting period (1/3 vested on May 1, 2022, 1/3 vested on May 1, 2023 and 1/3 vests on May 1, 2024) subject to Executive’s continued service with the Company through each applicable vesting date (the “2021 LTI Award”);
WHEREAS, on December 8, 2022, the Company closed a tranche of a private placement (“Offering”) and issued approximately $69 million aggregate principal amount of 12% second lien notes (“Notes”) and detached four-year warrants to purchase up to approximately 16 million of the Company’s subordinate voting shares at an exercise price per share of $2.086 (the “Warrants”), and on December 9, 2022, the Company closed on a second tranche of the Offering for an additional aggregate principal amount of $3 million of Notes and 719,080 Warrants purchased by the Executive.
WHEREAS, in order to assist the Company in managing cash and near-term working capital requirements and the share reserve under Company’s 2019 Equity Incentive Plan (“Plan”), Executive, after consultation with the Company’s Board of Directors (“Board”), has consented to waive his Annual Increase for 2024 and his 2023 Annual Bonus, and cancel his 2021 LTI Award as of the effective date of this Amendment No. 2. Instead, Executive will receive the following: (i) a lump sum cash payment in the amount of $212,500 and (ii) $1,150,000 aggregate principal amount of Notes, and (iii) Warrants to purchase up to approximately $575,000 worth of the Company’s Shares at an exercise price per Share equal to the greater of (a) a twenty-five percent (25%) premium to the volume-weighted average price per share of the Company’s subordinate voting shares on the Canadian Securities Exchange

(converted into U.S. Dollars at an exchange rate determined by the Company in good faith) over the trailing ten (10) trading day period prior to the date the Warrants are granted, and (b) the Fair Market Value (as defined in the Plan) of the Company’s Shares on the Canadian Securities Exchange (converted into U.S. Dollars at an exchange rate determined by the Company in good faith) on the date the Warrants are granted.
    NOW THEREFORE, in consideration of the mutual promises contained herein, the Parties agree to the following:
1.Executive hereby waives his Annual Increase for 2024 and his 2023 Annual Bonus, and consents to the Parent cancelling his 2021 LTI Award as of the effective date of this Amendment No. 2. Instead, the Parties agree that Executive will receive the following: (i) a lump sum cash payment in the amount of $212,500, (ii) $1,150,000 aggregate principal amount of Notes, and (iii) Warrants to purchase up to approximately $575,000 worth of the Company’s Shares at an exercise price per Share equal to the greater of (a) a twenty-five percent (25%) premium to the volume-weighted average price per share of the Company’s Shares on the Canadian Securities Exchange (converted into U.S. Dollars at an exchange rate determined by the Company in good faith) over the trailing ten (10) trading day period prior to the date the Warrants are granted, and (b) the Fair Market Value (as defined in the Plan) of the Company’s subordinate voting shares on the Canadian Securities Exchange (converted into U.S. Dollars at an exchange rate determined by the Company in good faith) on the date the Warrants are granted (collectively, the “Payments”). Each Payment shall be made on or about November 17, 2023, or as soon as practicable thereafter, as determined by the Board in its sole discretion, but in no event later than December 31, 2023, subject to the Company’s collection of all applicable withholding and payroll taxes, and provided Executive remains employed by the Company on the applicable payment date. In the event that the Warrants cannot be granted prior to December 31, 2023 due to the fact that Parent reasonably determines that doing so would violate Applicable Securities Laws, such Warrants shall be issued as soon as possible following the first date on which such issuance would not violate Applicable Securities Laws and in accordance with Code Section 409A.

Except for the exercise price, the Warrants will be in the same form as issued to Executive in the Offering, and the Notes shall be issued on the same terms as the Notes issued to Executive in the Offering as additional notes under the Indenture dated December 7, 2022 with Odyssey Trust Company, as trustee. Executive acknowledges and agrees that the Notes and Warrants have not been, and will not be, registered under the U.S. Securities Act of 1933, as amended (the “Securities Act”) or the securities laws of any state, and are offered and sold in reliance upon the exemption from registration afforded by Section 4(a)(2) under the Securities Act and/or Regulation D promulgated thereunder and, as applicable, corresponding provisions of state securities laws, and such Notes and Warrants may not be offered or sold by the Executive without registration under the Securities Act or any applicable state securities laws or pursuant to exemption from registration thereunder.

2.Section 3(d) of the Employment Agreement entitled “Expenses” and Section 26 of the Employment Agreement entitled “Code Section 409A Compliance” is hereby incorporated into this Agreement in full by reference.

3.By signing this Agreement, Executive acknowledges and agrees that, notwithstanding anything to the contrary in any agreement between Executive and the Company, or any of its affiliates, including, but not limited to the Employment Agreement and any equity award or any program, plan or arrangement of the Company, the Parent, or any of the Company or the Parent’s affiliates, the changes to Executive’s Employment Agreement made pursuant to this Agreement have been implemented with Executive’s consent, and shall not constitute “Good Reason” for Executive to resign from the Company or a breach of any obligation of the Company, the Parent, or any of the Company or the Parent’s affiliates to the Executive.

4.Except to the extent otherwise agreed by the parties in writing, the waiver of Executive’s 2023 Annual Bonus and Annual Increase for 2024, and the cancellation of the 2021 LTI Award, and the payments and benefits made in lieu thereof, shall be a one-time change, and shall not impact the payment of any subsequent Annual Bonus, Annual Increase and/or LTI Award that may become due and payable pursuant to the Employment Agreement. For the avoidance of doubt, in the event Executive remains in the Company’s service on January 1, 2025, the Annual Increase to Executive’s Base Salary that will occur on such date will occur as if the Annual Increase waiver had not occurred, such that Executive’s base salary will be set at the annual rate of $1,050,000 effective January 1, 2025.

5.Except as otherwise provided herein, nothing in this Agreement constitutes a waiver of any other compensation or benefits to which Executive may be entitled or a waiver of any of Executive’s rights under any agreement between Executive and the Company and/or the Parent.

IN WITNESS WHEREOF, the Parties have executed this Agreement on the respective dates set forth below.

EXECUTIVE

Date: November 15, 2023	By	/s/ James Cacioppo
James Cacioppo

COMPANY

JGMT, LLC

Date: November 15, 2023	By	/s/ Jon Barack
Jon Barack
Title Authorized Representative

PARENT

Jushi Holdings, Inc.

Date: November 15, 2023	By	/s/ Jon Barack
Jon Barack
Title President